                                                                     EXHIBIT 8.1

                   [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]

                                  May 29, 1996

Quantum Health Resources, Inc.
Two Parkwood Crossing
310 East 96th Street, Suite 300
Indianapolis, Indiana 46240

               Re: Merger by and Among Olsten Corporation, QHR
                  Acquisition Corp. and Quantum Health Resources,
                  Inc. -- U.S. Federal Income Tax Consequences

Ladies and Gentlemen:

     We have acted as special tax counsel to Quantum Health Resources, Inc. (the "Company") in connection with the adoption of the Amended and Restated Agreement and Plan of Merger, dated as of May 1, 1996 (the "Merger Agreement"), by and among the Company, Olsten Corporation, a Delaware corporation ("Olsten"), and QHR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Olsten ("QHR"). Pursuant to the Merger Agreement: (a) QHR will merge with and into Quantum and Quantum will be the surviving corporation (the "Merger") and
(b) each share of Quantum common stock, par value $.01 per share ("Quantum Common Stock"), issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive fifty-eight one hundredths (.58) of one share of Olsten's Class B common stock, par value $.10 ("Class B Stock"), which Class B Stock may be converted into an equal number of shares of Olsten's common stock, par value $.10 per share ("Olsten Common Stock"), following the Merger.

     This letter will be deemed accepted by you in the form hereof upon the closing of the Merger. Your acceptance of this letter in the form hereof constitutes your acceptance of, and acquiescence in, the assumptions, exclusions, limitations, and rules of construction set forth below.

1. AUTHORITIES EXAMINED

     In rendering the opinion set forth below, in addition to the Documents (as such term is defined in Section 2 below), we have examined and relied upon provisions of the Internal Revenue Code of 1986, as amended (hereinafter "I.R.C." or the "Code"); final, temporary and proposed regulations promulgated under the Code by the U.S. Department of the Treasury; administrative rulings and procedures issued by the U.S. Internal Revenue Service (hereinafter the "Service"); judicial decisions rendered by U.S. Federal courts of competent jurisdiction; and such other sources and authorities that we have deemed relevant in reaching the conclusions expressed herein.

2. DOCUMENTS EXAMINED

     In rendering the opinion set forth below, in addition to the sources and authorities described above, we have examined and relied upon such instruments and other writings that we have deemed relevant in reaching the conclusions expressed herein (hereinafter singly a "Document" and collectively the "Documents"), including without limitation the following:

     2.1. The Certificate of an Officer of the Company, dated as of May 29, 1996, furnished to us by Douglas H. Stickney.

     2.2. The Certificate of an Officer of Olsten, dated as of May 29, 1996, furnished to us by William P. Costantini.

Quantum Health Resources, Inc.
May 29, 1996

     2.3. The Certificates of record shareholders owning 1% or greater interests in the Company, dated as of May 29, 1996, furnished to us by Michael Ellis and Douglas H. Stickney.

3. OPINION

     Based upon the foregoing, and subject to the assumptions, exclusions and limitations set forth below, we are of the opinion that the Merger will be a reorganization for federal income tax purposes as defined by Section 368(a) of the Code, that Quantum, Olsten and QHR will each be a party to the reorganization as defined by Section 368(b) of the Code, and that the consequences listed in paragraphs (a) through (e) below will result from the Merger.

     (a) None of Olsten, Quantum or QHR will recognize any gain or loss as a result of the Merger;

     (b) Except for cash received in lieu of fractional share interests, a holder of shares of Quantum Common Stock who exchanges such shares for shares of Class B Stock pursuant to the Merger will not recognize any gain or loss upon such exchange;

     (c) The aggregate adjusted tax basis of the shares of Class B Stock received in such exchange will be equal to the aggregate adjusted tax basis of the shares of Quantum Common Stock surrendered therefor;

     (d) If the shares of Quantum Common Stock are held as capital assets at the Effective Time, the holding period of the shares of Class B Stock will include the holding period of the shares of Quantum Common Stock exchanged for such shares; and

     (e) A holder of shares of Quantum Common Stock who receives cash in the Merger in lieu of a fractional share interest of Class B Stock will be treated as if the fractional share interest of Class B Stock was distributed to such holder and then redeemed by Olsten for cash. The deemed redemption will be treated as a distribution in full payment in exchange for the fractional share interest of the Class B Stock deemed received by the holder under Section 302(a) of the Code. Accordingly, such holder will recognize a gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Quantum Common Stock allocable to the fractional share interest of Class B Stock. The gain or loss will be long-term capital gain or loss provided that the shares of Quantum Common Stock deemed surrendered for such fractional share interest of Class B Stock were held as a capital asset as of the Effective Time and for a period of more than one year.

4. ASSUMPTIONS

     In rendering the opinion set forth above, we have assumed (and we have made no independent investigation or inquiry whatsoever to confirm, and we expressly disclaim any intent, undertaking or obligation to make any such investigation or inquiry to confirm) that:

     4.1. Each of the Documents is a genuine original of such Document or a true copy thereof.

     4.2. Each of the executed Documents has been duly authorized, executed and delivered by each party thereto.

     4.3. The signatures, seals, endorsements and initials on all executed Documents are genuine, and where any such signature, seal, endorsement or initials purport to have been affixed in a corporate, governmental, fiduciary or other representative capacity, the person who affixed such signature, seal, endorsement or initials to such Document or Documents had full power and authority to do so.

     4.4. Each Document that was required to be executed but was not executed, or that was otherwise not in final form, on the date on which we examined such Document, will be timely executed and/or

Quantum Health Resources, Inc.
May 29, 1996

          delivered in final form, which final form will not differ in any material respect from the form in which such Document was examined by us on such date.

     4.5. The representations made to us by Officers and 1% or greater record shareholders, whether orally or in writing, with respect to the subject matter of the opinion set forth above, including but not limited to the representations contained in the Certificates listed in Sections 2.1, 2.2, and 2.3 hereof, are true, correct and complete in all material respects as of the date they were made and at all times thereafter through and including the date hereof.

     4.6. Neither the execution and delivery of the Documents nor the consummation of the transactions contemplated therein by any party thereto will contravene any other obligation to which such party is subject and all of the undertakings, covenants and obligations contained there are binding and enforceable in accordance with their terms.

     4.7. All assumptions made in connection with the delivery of any other opinion to the addressee hereof or any other person, whether by ourselves or by any other professional adviser, in connection with any transaction or subject matter reasonably related to the subject matter of our opinion set forth above (whether or not such assumptions are consistent with the assumptions contained herein) are correct at all relevant times through and including the later of the date of such other opinion and the date hereof for purposes of permitting our reliance on such other opinions without regard to the terms of any such opinions.

5. EXCLUSIONS

     Anything in the foregoing to the contrary notwithstanding, we expressly decline to opine upon, and expressly disclaim any intent, undertaking or obligation to opine upon, and hereby expressly exclude from the scope of the opinion set forth above, the following matters:

     5.1. Any and all matters arising under the laws of any State of the United States or the District of Columbia or any political subdivision thereof.

     5.2. Any and all matters arising under the laws of any country other than the United States. For this purpose, the dependencies, protectorates, territories and possessions of the United States shall be deemed to be countries other than the United States.

     5.3. Any and all matters with respect to any tax other than the U.S. federal income tax.

     5.4. Any and all matters pertaining to the U.S. federal income tax consequences to holders of options to acquire Quantum Common stock.

     5.5. The effect upon the opinion set forth above of any provision of law that may affect any particular person differently from any other person, by reason of such first-mentioned person's special status, characteristics or situation, including, but not limited to, employees of the Company and shareholders of the Company who are not U.S. persons (within the meaning of Section 7701(a)(30) of the Code).

6. LIMITATIONS

     6.1. The opinion set forth above is furnished only as to facts and circumstances existing at the date hereof and actually known or represented to us on such date. If any such facts and circumstances should change, or if a determination is made hereafter that any such facts or circumstances were untrue or inaccurate on such date, any such change or determination could adversely affect or render inapplicable the opinion set forth above. We expressly disclaim any intent, undertaking or obligation

Quantum Health Resources, Inc.
May 29, 1996

          to notify the addressee hereof or any other person of any such change or determination of which we may subsequently become aware or any possible effects thereof on the opinion set forth above.

     6.2. The opinion set forth above is furnished in express reliance on the assumptions set forth in Section 4 hereof. If a determination is made hereafter that any such assumption was untrue or inaccurate as of the date hereof, any such determination could adversely affect or render inapplicable the opinion set forth above. We expressly disclaim any intent, undertaking or obligation to notify the addressee hereof or any other person of any such determination of which we may subsequently become aware or of any possible effects thereof on the opinion set forth above.

     6.3. Each of the sources and authorities described in Section 1 hereof is subject to repeal, revocation or modification without notice, possibly with retroactive effect; any such repeal, revocation or modification could adversely affect or render inapplicable the opinion set forth above. The opinion set forth above applies only to the subject matter thereof as at the date hereof, and we expressly disclaim any intent, undertaking or obligation to notify the addressee hereof or any other person of any such repeal, revocation or modification or any possible effects thereof on the opinion set forth above.

     6.4. The contents of Section 3 hereof, subject to and as modified by the remaining contents hereof, constitute the entirety of the opinion and advice furnished by us to the addressee hereof with respect to the subject matter hereof. This original and any simultaneously executed counterparts hereof together constitute one and the same original writing, which writing supersedes any and all (a) prior drafts or versions hereof and (b) prior or contemporaneous statements, conclusions, representations, writings, understandings, opinions, discussions, and other communications in any form between us and the addressee hereof relating to the subject matter hereof. In proving the existence or contents of this letter, it shall not be necessary to produce, refer to or account for (a) any particular executed original counterpart hereof in preference to any other such counterpart, or (b) more than one such counterpart.

     6.5. No oral communication made after the date hereof shall modify (or be deemed to modify) the contents hereof in any manner. No written communication made after the date hereof shall modify (or be deemed to modify) the contents hereof in any manner, except to the extent that any such modification is explicitly set forth in such subsequent written communication and contains an express reference to this letter.

     6.6. The opinion set forth above is furnished solely for the benefit of the addressee hereof and may not, except as specifically provided below, be used, relied upon, referred to or quoted by any other person without our prior specific written consent thereto. There are no express or implied third-party beneficiaries of or in the opinion set forth above.

     6.7. We hereby consent to the furnishing of this letter as Exhibit 8.1 to the Registration Statement filed by Olsten with the Securities and Exchange Commission to effect registration under the Securities Act of 1933, and to the reference to us and to this opinion under the caption "Certain Federal Income Tax Consequences of the Merger" in the Registration Statement or any exhibit thereto.

7. RULES OF CONSTRUCTION

     In interpreting the provisions of this letter, the following rules of interpretation and construction shall apply:

     7.1. The terms and provisions hereof and the wording used herein shall in all cases be interpreted and construed in accordance with their fair meanings and not strictly for or against any person.

     7.2. For all purposes hereof, any exhibits or attachments hereto constitute an integral part of this letter.

Quantum Health Resources, Inc.
May 29, 1996

     7.3. The captions at the headings of each Section of this letter are provided for convenience of reference only, and are in no way intended or to be used or applied to describe, interpret, construe, define or limit the scope, extent, intent, meaning or operation of any term or provision hereof.

     7.4. Unless the context clearly requires otherwise, each reference to, and each use of, any of the masculine, feminine or neuter genders herein shall be deemed to constitute a reference to, and a use of, each such gender without distinction.

     7.5. Unless the context clearly requires otherwise, each reference to, and each use of, either the singular or plural number herein shall be deemed to constitute a reference to, and a use of, each such number without distinction.

     7.6. Capitalized terms used herein without definition have the respective meanings set forth in the Documents.

                                          Very truly yours,

                                          /s/  JONES, DAY, REAVIS & POGUE